EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2009		2008		2007
Including Interest Paid on Deposits:
Earnings before income taxes	$593,149		$53,794		$402,099
Combined fixed charges:
Interest expense on deposits	212,815		348,393		425,824
Interest expense on borrowed funds	516,472		581,241		524,391
Appropriate portion (1/3) of rent expenses	9,369		9,250		8,315

Total fixed charges	$738,656		$938,884		$958,530

Earnings before income taxes and fixed charges	$1,331,805		$992,678		$1,360,629

Ratio of earnings to fixed charges	1.80	x	1.06	x	1.42	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$593,149		$53,794		$402,099
Combined fixed charges:
Interest expense on borrowed funds	516,472		581,241		524,391
Appropriate portion (1/3) of rent expenses	9,369		9,250		8,315

Total fixed charges	$525,841		$590,491		$532,706

Earnings before income taxes and fixed charges	$1,118,990		$644,285		$934,805

Ratio of earnings to fixed charges	2.13	x	1.09	x	1.75	x

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